SOMNIGROUP INTERNATIONAL INC. REPORTS RECORD THIRD QUARTER 2026 RESULTS
- Third Quarter Net Sales increased 11% to $2.4 Billion
- Third Quarter GAAP EPS of $0.74, decreased 10.8%, and Adjusted EPS(1) of $1.04, increased 9.5%
- Strong Third Quarter Cash Flows from Operations of $349 Million

DALLAS, TX, November 9, 2026 - Somnigroup International Inc. (NYSE: SGI, "Company") announced financial results for the third quarter ended September 30, 2026 and revised financial guidance for the full year 2026.

On August 26, 2026, the Company completed its previously announced acquisition of Leggett & Platt, Incorporated ("Leggett & Platt"). The Company's 2026 third quarter financials include Leggett & Platt's operations for the period from August 26, 2026 through September 30, 2026 (the "stub period").

THIRD QUARTER 2026 FINANCIAL SUMMARY

•Total net sales increased 10.8% to a record $2,350.8 million as compared to $2,122.6 million in the third quarter of 2025, primarily driven by the inclusion of $372.6 million of Leggett & Platt net sales for the stub period.
•Gross margin was 42.0% as compared to 44.9% in the third quarter of 2025. Adjusted gross margin(1) was 43.0% as compared to 45.6% in the third quarter of 2025.
•Operating income decreased 5.5% to $297.4 million as compared to $314.7 million in the third quarter of 2025, primarily driven by costs incurred during the quarter related to the Leggett & Platt acquisition. Adjusted operating income(1) increased 6.0% to a record $364.2 million as compared to $343.7 million in the third quarter of 2025.
•Net income decreased 7.8% to $163.5 million as compared to $177.4 million in the third quarter of 2025. Adjusted net income(1) increased 13.7% to a record $228.9 million as compared to $201.4 million in the third quarter of 2025.
•Earnings per diluted share ("EPS") decreased 10.8% to $0.74 as compared to $0.83 in the third quarter of 2025. Adjusted EPS(1) increased 9.5% to a record $1.04 as compared to $0.95 in the third quarter of 2025.
•Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.69 times for the trailing twelve months ended September 30, 2026 compared to 3.28 times for the trailing twelve months ended September 30, 2025.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change
	September 30, 2026	September 30, 2025
Net sales	$2,350.8	$2,122.6	10.8%
Net income	$163.5	$177.4	(7.8)%
Adjusted net income (1)	$228.9	$201.4	13.7%
EPS	$0.74	$0.83	(10.8)%
Adjusted EPS (1)	$1.04	$0.95	9.5%

Company Chairman and CEO Scott Thompson commented, "While executing our strategy in a challenging macroeconomic environment, we delivered strong third-quarter GAAP EPS and record adjusted EPS, reflecting the resilience of our business and our global team. During the quarter, we completed the Leggett & Platt acquisition, improving our leverage, enhancing our supply chain and accelerating product development. We also invested in our brand portfolio, with upcoming launches to support retail partners and reinforce our global leadership. We believe these actions enhance our competitive position and provide a solid foundation for long-term value creation."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company's business segments include Mattress Firm, Leggett & Platt (acquired on August 26, 2026), Tempur Sealy North America and Tempur Sealy International. Corporate operating expenses are not included in any of the business segments and are presented separately as a reconciling item to consolidated results.

Mattress Firm net sales decreased 5.8% to $1,008.3 million as compared to $1,070.8 million in the third quarter of 2025, primarily driven by softer online sales. Mattress Firm same store sales were down slightly as compared to the third quarter of 2025. All Mattress Firm sales are reported through the direct bedding channel.

Mattress Firm gross margin was 34.4%, consistent with the third quarter of 2025. Adjusted gross margin(1) declined 100 basis points to 34.6% as compared to 35.6% in the third quarter of 2025. Gross margin results were primarily driven by investments in Mattress Firm's stores and consumer financing costs, partially offset by the achievement of cost synergies.

Mattress Firm operating margin was 9.4% as compared to 7.6% in the third quarter of 2025. Adjusted operating margin(1) improved 20 basis points to 9.6% as compared to 9.4% in the third quarter of 2025. These improvements were primarily driven by favorable co-operative advertising expense, partially offset by the decline in adjusted gross margin.

Leggett & Platt net sales were $372.6 million for the stub period, with $271.3 million reported in the wholesale bedding and furnishings channel and $101.3 million reported in the specialized products channel.

Leggett & Platt gross margin was 17.7% for the stub period. Adjusted gross margin(1) was 21.9% for the stub period.

Leggett & Platt operating margin was 5.6% for the stub period. Adjusted operating margin(1) was 11.0% for the stub period.

Tempur Sealy North America net sales decreased 5.8% to $693.1 million as compared to $736.1 million in the third quarter of 2025, primarily driven by market conditions. Net sales through the wholesale bedding and furnishings channel decreased $44.9 million, or 7.2%, to $581.5 million as compared to the third quarter of 2025. Reported net sales through the direct bedding channel increased $1.9 million, or 1.7%, to $111.6 million as compared to the third quarter of 2025.

North America gross margin was 64.7% as compared to 58.4% in the third quarter of 2025. Adjusted gross margin(1) improved 690 basis points to 65.5% as compared to 58.6% in the third quarter of 2025. These improvements were primarily driven by tariff refunds and the achievement of synergies from the Mattress Firm acquisition. These improvements were partially offset by inflation.

North America operating margin was 33.2% as compared to 29.1% in the third quarter of 2025. Adjusted operating margin(1) improved 450 basis points to 34.0% as compared to 29.5% in the third quarter of 2025. These improvements were primarily driven by the improvement in gross margin, partially offset by investments in co-operative advertising expense.

Tempur Sealy International net sales decreased 12.3% to $276.8 million as compared to $315.7 million in the third quarter of 2025, primarily driven by decreased net sales at Dreams of 34.7% following the implementation of a new ERP system, leading to operational disruption throughout the third quarter, amid challenging market conditions. Tempur Sealy International (excluding Dreams) grew high single digits as compared to the third quarter of 2025. On a constant currency basis(1), International net sales decreased 11.7% as compared to the third quarter of 2025. Net sales through the direct bedding channel decreased $42.9 million, or 21.2%, to $159.9 million as compared to the third quarter of 2025. Net sales through the wholesale bedding and furnishings channel increased $4.0 million, or 3.5%, to $116.9 million as compared to the third quarter of 2025.

International gross margin declined 360 basis points to 45.5% as compared to 49.1% in the third quarter of 2025. The decline was primarily driven by temporary deleverage at Dreams and mix.

International operating margin declined 870 basis points to 9.4% as compared to 18.1% in the third quarter of 2025. The decline was primarily driven by operating expense deleverage and the decline in gross margin.

Corporate operating expense increased to $74.2 million as compared to $37.9 million in the third quarter of 2025, primarily driven by costs related to the Leggett & Platt acquisition. Adjusted operating expense(1) was $34.6 million as compared to $31.1 million in the third quarter of 2025.
(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Consolidated Financial Position

Consolidated net income decreased 7.8% to $163.5 million as compared to $177.4 million in the third quarter of 2025. Adjusted net income(1) increased 13.7% to a record $228.9 million as compared to $201.4 million in the third quarter of 2025. EPS decreased 10.8% to $0.74 as compared to $0.83 in the third quarter of 2025. Adjusted EPS(1) increased 9.5% to a record $1.04 as compared to $0.95 in the third quarter of 2025.

The Company ended the third quarter of 2026 with total debt of $5.6 billion and consolidated indebtedness less netted cash(1) of $5.0 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.69 times for the trailing twelve months ended September 30, 2026.

Financial Guidance

For the full year 2026, the Company revised its expectations for adjusted EPS to a range of $2.85 to $2.95, which represents an approximate 7% increase from 2025 adjusted EPS at the mid-point of the range.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions and risks, many of which are outside the Company's control, including the possible imposition of new tariffs or retaliatory tariffs, uncertainties arising from global and geo-political events (including the war in Ukraine and the war in the Middle East) and any related effect on pricing, sales and supply of materials, labor costs and other employment-related costs, increases in existing tariffs and other changes in trade policy and regulations and the resulting uncertainty of the macroeconomic environment. The Company is unable to reconcile forward‐looking adjusted EPS, a non‐GAAP financial measure, to EPS, its most directly comparable forward‐looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact EPS in 2026.

Dividend Declared

Today, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.17 per share, payable on December 7, 2026 to shareholders of record at the close of business on November 23, 2026.

Conference Call Information

Somnigroup International Inc. will host a live conference call to discuss financial results today, November 9, 2026, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.somnigroup.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will," "contemplates" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding the Mattress Firm acquisition and the Leggett & Platt acquisition, expectations regarding post-closing supply agreements, future performance, synergies, integration of acquired companies with our business, including the Mattress Firm acquisition and the Leggett & Platt acquisition, the Company's expected quarterly results, full year guidance and outperformance relative to the broader industry, the Company's quarterly cash dividend, the Company's expectations regarding geopolitical events (including the war in Ukraine and the war in the Middle East) and any related effect on pricing, sales and supply of materials, the imposition of new tariffs or retaliatory tariffs, increases in existing tariffs and other changes in trade policy and regulations, changes in tax laws generally, including the H.R. 1 bill, a potential U.S. government shutdown and its effect on sales and supply of materials, loss of suppliers and disruptions in the supply of raw materials, the macroeconomic environment including its impact on consumer behavior, foreign exchange rates and fluctuations in such rates, the bedding industry, financial infrastructure, adjusted EPS for 2026 and subsequent periods and the Company's expectations for sales and adjusted EPS growth, product launches, expected hiring and advertising, capital project timelines, channel growth, future acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include the ability to successfully integrate Mattress Firm and Leggett & Platt into the Company's operations and realize synergies from the transactions; the possibility that the expected benefits of the Mattress Firm and Leggett & Platt acquisitions are not realized when expected or at all; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; the impact of the macroeconomic environment in both the U.S. and internationally on the Company; uncertainties arising from national and global events and any related effect on pricing, sales and supply of materials; industry competition; the effects of consolidation of retailers on revenues and costs; and consumer acceptance and changes in demand for the Company's products and the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2025. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Somnigroup International Inc.

Somnigroup (NYSE: SGI) is the world's leading bedding company, dedicated to transforming how the world sleeps. With superior capabilities in design, component and finished goods manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in more than 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm, Leggett & Platt and Dreams. Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy®, Stearns & Foster® and Sleepy's®, enhanced by Leggett & Platt's diversified component engineering expertise. Our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored solutions.

Investor Relations Contact:

Lauren Avritt
Investor Relations
Somnigroup International Inc.
Investor.relations@somnigroup.com

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Chg %	September 30,		Chg %
	2026	2025		2026	2025
Net sales	$2,350.8	$2,122.6	10.8%	$5,975.8	$5,608.1	6.6%
Cost of sales	1,363.1	1,169.8		3,394.0	3,247.6
Gross profit	987.7	952.8	3.7%	2,581.8	2,360.5	9.4%
Selling and marketing expenses	476.4	480.8		1,358.4	1,303.9
General, administrative and other expenses	217.0	160.4		549.0	545.8
Loss on disposal of business	—	—		—	13.9
Equity income in earnings of unconsolidated affiliates	(3.1)	(3.1)		(11.8)	(10.9)
Operating income	297.4	314.7	(5.5)%	686.2	507.8	35.1%

Other expense, net:
Interest expense, net	59.3	69.9		178.3	203.7
Loss on extinguishment of debt	13.0	—		13.0	—
Other expense (income), net	1.8	10.9		(13.5)	16.8
Total other expense, net	74.1	80.8		177.8	220.5

Income before income taxes	223.3	233.9	(4.5)%	508.4	287.3	77.0%
Income tax provision	(59.9)	(56.2)		(130.5)	(42.9)
Net income before non-controlling interest	163.4	177.7	(8.0)%	377.9	244.4	54.6%
Less: Net (loss) income attributable to non-controlling interest	(0.1)	0.3		(0.7)	1.1
Net income attributable to Somnigroup International Inc.	$163.5	$177.4	(7.8)%	$378.6	$243.3	55.6%

Earnings per common share:
Basic	$0.75	$0.85	(11.8)%	$1.78	$1.19	49.6%
Diluted	$0.74	$0.83	(10.8)%	$1.76	$1.17	50.4%

Weighted average common shares outstanding:
Basic	217.9	209.9		212.9	204.7
Diluted	220.2	212.5		215.1	207.9

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	September 30, 2026	December 31, 2025
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$612.1	$134.9
Accounts receivable, net	912.2	358.5
Inventories	1,253.7	630.0
Prepaid expenses and other current assets	256.4	170.7
Total Current Assets	3,034.4	1,294.1
Property, plant and equipment, net	2,225.5	1,019.2
Goodwill	4,808.4	4,595.9
Trade name and other intangible assets, net	2,800.0	2,587.1
Operating lease right-of-use assets	2,025.9	1,878.8
Deferred income taxes	30.5	18.5
Other non-current assets	335.2	207.1
Total Assets	$15,259.9	$11,600.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$868.4	$401.6
Accrued expenses and other current liabilities	998.0	636.5
Short-term operating lease obligations	451.6	399.6
Current portion of long-term debt	105.4	112.4
Income taxes payable	38.6	15.1
Total Current Liabilities	2,462.0	1,565.2
Long-term debt, net	5,276.2	4,573.3
Long-term operating lease obligations	1,691.6	1,589.8
Deferred income taxes	911.4	624.9
Other non-current liabilities	277.6	130.6
Total Liabilities	10,618.8	8,483.8

Redeemable non-controlling interest	7.5	8.9

Total Stockholders' Equity	4,633.6	3,108.0
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$15,259.9	$11,600.7

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended
	September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before non-controlling interest	$377.9	$244.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	200.2	180.0
Amortization of stock-based compensation	37.7	30.7
Amortization of deferred financing costs and discounts	5.5	5.0
Bad debt expense	3.7	4.4
Deferred income taxes	49.4	1.5
Dividends received from unconsolidated affiliates	19.9	19.0
Equity income in earnings of unconsolidated affiliates	(11.8)	(10.9)
Loss on extinguishment of debt	9.4	—
Loss on disposal of business	—	13.9
Loss on sale of assets and other	4.5	14.2
Changes in operating assets and liabilities, net of effect of business acquisitions	135.5	198.5
Net cash provided by operating activities	831.9	700.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(174.3)	(108.6)
Acquisitions, net of cash acquired	554.6	(2,824.5)
Proceeds from sale of property, plant and equipment	25.3	0.6
Purchases of investments	(0.3)	(23.4)
Other	—	7.5
Net cash provided by (used in) investing activities	405.3	(2,948.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under long-term debt obligations	4,526.6	3,429.9
Repayments of borrowings under long-term debt obligations	(5,110.5)	(2,628.7)
Proceeds from exercise of stock options	—	49.4
Treasury stock repurchased	(26.3)	(132.4)
Dividends paid	(108.1)	(95.9)
Repayments of finance lease obligations and other	(26.2)	(16.4)
Net cash (used in) provided by financing activities	(744.5)	605.9

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(15.5)	32.3
Increase (decrease) in cash, cash equivalents and restricted cash	477.2	(1,609.5)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	134.9	1,709.7
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$612.1	$100.2

Summary of Channel Sales

Following the Leggett & Platt acquisition, the Company now operates in three channels: Direct bedding, Wholesale bedding and furnishings, and Specialized products.

The following table highlights net sales information, by channel and by business segment, for the three months ended September 30, 2026 and 2025:

	Three Months Ended September 30,
(in millions)	Consolidated		Mattress Firm		Leggett & Platt		Tempur Sealy North America		Tempur Sealy International
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
Direct bedding (a)	$1,279.8	$1,383.3	$1,008.3	$1,070.8	$—	$—	$111.6	$109.7	$159.9	$202.8
Wholesale bedding and furnishings (b)	969.7	739.3	—	—	271.3	—	581.5	626.4	116.9	112.9
Specialized products (c)	101.3	—	—	—	101.3	—	—	—	—	—
Net sales	$2,350.8	$2,122.6	$1,008.3	$1,070.8	$372.6	$—	$693.1	$736.1	$276.8	$315.7

Inter-segment sales (d)	$—	$—	$4.2	$—	$27.6	$—	$315.2	$314.0	$0.3	$0.1
Total net sales & inter-segment sales	$2,350.8	$2,122.6	$1,012.5	$1,070.8	$400.2	$—	$1,008.3	$1,050.1	$277.1	$315.8

(a)	The Direct bedding channel includes sales to consumers through our company-owned retail stores and websites, consisting of branded and private-label bedding products.
(b)	The Wholesale bedding and furnishings channel includes sales to third-party bedding retailers and other manufacturers, consisting of branded bedding products, private-label and OEM bedding products and components, as well as furniture components, private-label finished furniture, flooring products, textiles and geo components.
(c)	The Specialized products channel includes sales to automotive manufacturers and material-handling and heavy construction industries, consisting of automotive comfort and in-car motion systems, hydraulic cylinders and other engineered products.
(d)	Inter-segment sales are eliminated on a consolidated basis.

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, EBITDA, adjusted EBITDA, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense) and operating margin as a measure of operating performance, or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis", which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended September 30, 2026 and 2025:

	Three Months Ended
(in millions, except per share amounts)	September 30, 2026	September 30, 2025
Net income	$163.5	$177.4
Transaction costs (1)	35.5	(0.9)
Business combination charges, Leggett & Platt (2)	14.8	—
Loss on extinguishment of debt (3)	13.0	—
Non-cash effects of purchase accounting (4)	10.0	—
Business combination charges, Mattress Firm (5)	9.0	32.2
Supply chain transition costs (6)	—	7.3
Disposition-related costs (7)	—	1.3
Adjusted income tax provision (8)	(16.9)	(15.9)
Adjusted net income	$228.9	$201.4

Adjusted earnings per common share, diluted	$1.04	$0.95

Diluted shares outstanding	220.2	212.5
Please refer to Footnotes at the end of this release.

Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended September 30, 2026.

	3Q 2026
(in millions, except percentages)	Consolidated	Margin	Mattress Firm	Margin	Leggett & Platt	Margin	Tempur Sealy North America	Margin	Tempur Sealy International	Margin	Corporate
Net sales	$2,350.8		$1,008.3		$372.6		$693.1		$276.8		$—

Gross profit	$987.7	42.0%	$347.3	34.4%	$66.0	17.7%	$448.4	64.7%	$126.0	45.5%	$—
Adjustments:
Business combination charges, Leggett & Platt (2)	12.7		—		12.7		—		—		—
Business combination charges, Mattress Firm (5)	7.3		2.0		—		5.3		—		—
Non-cash effects of purchase accounting (4)	2.9		—		2.9		—		—		—
Total adjustments	22.9		2.0		15.6		5.3		—		—

Adjusted gross profit	$1,010.6	43.0%	$349.3	34.6%	$81.6	21.9%	$453.7	65.5%	$126.0	45.5%	$—

Operating income (expense)	$297.4	12.7%	$94.5	9.4%	$21.0	5.6%	$230.2	33.2%	$25.9	9.4%	$(74.2)
Adjustments:
Transaction costs (1)	35.5		—		2.1		—		—		33.4
Business combination charges, Leggett & Platt (2)	14.8		—		13.2		—		—		1.6
Non-cash effects of purchase accounting (4)	9.1		—		4.5		—		—		4.6
Business combination charges, Mattress Firm (5)	7.4		2.0		—		5.4		—		—
Total adjustments	66.8		2.0		19.8		5.4		—		39.6

Adjusted operating income (expense)	$364.2	15.5%	$96.5	9.6%	$40.8	11.0%	$235.6	34.0%	$25.9	9.4%	$(34.6)

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended September 30, 2025:

	3Q 2025
(in millions, except percentages)	Consolidated	Margin	Mattress Firm	Margin	Tempur Sealy North America	Margin	Tempur Sealy International	Margin	Corporate
Net sales	$2,122.6		$1,070.8		$736.1		$315.7		$—

Gross profit	$952.8	44.9%	$368.1	34.4%	$429.6	58.4%	$155.1	49.1%	$—
Adjustments:
Business combination charges, Mattress Firm (5)	13.4		12.7		0.7		—		—
Supply chain transition costs (6)	0.9		—		0.9		—		—
Total adjustments	14.3		12.7		1.6		—		—

Adjusted gross profit	$967.1	45.6%	$380.8	35.6%	$431.2	58.6%	$155.1	49.1%	$—

Operating income (expense)	$314.7	14.8%	$81.2	7.6%	$214.4	29.1%	$57.0	18.1%	$(37.9)
Adjustments:
Business combination charges, Mattress Firm (5)	26.0		19.4		0.7		—		5.9
Transaction costs (1)	1.2		0.3		—		—		0.9
Supply chain transition costs (6)	0.9		—		0.9		—		—
Disposition-related costs (7)	0.9		—		0.9		—		—
Total adjustments	29.0		19.7		2.5		—		6.8

Adjusted operating income (expense)	$343.7	16.2%	$100.9	9.4%	$216.9	29.5%	$57.0	18.1%	$(31.1)
Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's leverage.

The Company's credit agreement (the "2023 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2023 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended September 30, 2026 and 2025:

	Three Months Ended
(in millions)	September 30, 2026	September 30, 2025
Net income	$163.5	$177.4
Interest expense, net	58.4	69.9
Non-cash effects of purchase accounting, interest expense (4)	0.9	—
Income tax provision	59.9	56.2
Depreciation and amortization	83.4	75.5
Non-cash effects of purchase accounting, depreciation & amortization (4)	9.1	—
EBITDA	$375.2	$379.0
Adjustments:
Transaction costs (1)	35.5	(0.9)
Business combination charges, Leggett & Platt (2)	14.8	—
Loss on extinguishment of debt (3)	13.0	—
Business combination charges, Mattress Firm (5)	9.0	32.2
Supply chain transition costs (6)	—	7.3
Disposition-related costs (7)	—	1.3
Adjusted EBITDA	$447.5	$418.9
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended September 30, 2026:

Trailing Twelve Months Ended
(in millions)	September 30, 2026
Net income	$519.4
Interest expense, net	241.6
Non-cash effects of purchase accounting, interest expense (4)	0.9
Income tax provision	183.3
Depreciation and amortization	310.6
Non-cash effects of purchase accounting, depreciation & amortization (4)	9.1
EBITDA	$1,264.9
Adjustments:
Transaction costs (1)	47.5
Business combination charges, Mattress Firm (5)	34.3
Business combination charges, Leggett & Platt (2)	14.8
Loss on extinguishment of debt (3)	13.0
Legal and other charges (9)	8.6
Cloud-based computing arrangements impairment (10)	6.2
Adjusted EBITDA	$1,389.3
Earnings from Leggett & Platt prior to acquisition (11)	330.5
Future cost synergies to be realized from Leggett & Platt acquisition (12)	75.0
Future cost synergies to be realized from Mattress Firm acquisition (13)	70.0
Adjusted EBITDA per credit facility	$1,864.8

Consolidated indebtedness less netted cash	$5,014.9

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility	2.69 times

Under the 2023 Credit Agreement, the definition of adjusted EBITDA per credit facility contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended September 30, 2026, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2023 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility is 2.69 times for the trailing twelve months ended September 30, 2026. The 2023 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of September 30, 2026. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2023 Credit Agreement for purposes of certain financial covenants.

(in millions)	September 30, 2026
Total debt, net	$5,381.6
Plus: Deferred financing costs (14)	245.4
Consolidated indebtedness	5,627.0
Less: Netted cash (15)	612.1
Consolidated indebtedness less netted cash	$5,014.9
Please refer to Footnotes at the end of this release.

Footnotes:

(1)	In the third quarter of 2026, the Company recorded $35.5 million of transaction costs, primarily associated with legal and professional fees related to the acquisition of Leggett & Platt, which are included in operating expenses. In the third quarter of 2025, the Company recorded a benefit of $0.9 million of transaction costs related to the Mattress Firm acquisition. Operating expenses included $1.2 million of costs, and other expenses included a benefit of $2.1 million. This benefit relates to reimbursements for previously recorded transaction costs.

In the trailing twelve months ended September 30, 2026, the Company recognized $47.5 million of transaction costs primarily related to the Leggett & Platt acquisition.
(2)	In the third quarter of 2026, the Company recorded $14.8 million of business combination charges related to the Leggett & Platt acquisition. Cost of sales included $12.7 million of charges primarily related to one-time business combination accounting adjustments. Operating expenses included $2.1 million of professional fees and restructuring costs.
(3)	In the third quarter of 2026, the Company recognized $13.0 million of loss on extinguishment of debt associated with the refinancing of its senior secured credit facilities.
(4)	In the third quarter of 2026, the Company recorded $10.0 million of non-cash charges related to fair value adjustments recorded in accordance with business combination accounting. Cost of sales included $2.9 million of depreciation expense. Operating expenses included $6.2 million of depreciation and amortization expense. Other expense included $0.9 million of interest expense.
(5)	In the third quarter of 2026, the Company recorded $9.0 million of business combination charges related to the Mattress Firm acquisition. Cost of sales included $7.3 million of charges primarily related to costs to achieve supply chain synergies. Operating expenses included $0.1 million of professional fees and restructuring costs. Other expense included $1.6 million of charges related to Mattress Firm store refreshes. In the third quarter of 2025, the Company recorded $32.2 million of business combination charges related to the Mattress Firm acquisition. Cost of sales included $13.4 million of charges primarily related to the floor model transition associated with the refinement of Mattress Firm's multi-branded merchandising plan. Operating expenses included $12.6 million of professional fees and restructuring costs. Other expenses included $6.2 million of charges.

In the trailing twelve months ended September 30, 2026, the Company recognized $34.3 million of business combination charges primarily related to the floor model transition associated with the refinement of Mattress Firm's multi-branded merchandising plan, professional fees and restructuring costs.
(6)
In the third quarter of 2025, the Company recognized $7.3 million in supply chain transition costs associated with the consolidation of certain manufacturing facilities. Cost of sales included $0.9 million of transition costs. Other expenses included $6.4 million of costs, primarily related to a manufacturing facility lease termination.

(7)	In the third quarter of 2025, the Company recognized $1.3 million of disposition-related costs, primarily related to retail store transition costs incurred for the divestiture to Mattress Warehouse. Operating expenses and other expenses included $0.9 million and $0.4 million of costs, respectively.
(8)	Adjusted income tax provision represents the tax effects associated with the aforementioned items and other non-recurring discrete items.
(9)	In the trailing twelve months ended September 30, 2026, the Company recorded $8.6 million of one-time charges, including $6.1 million of legal fees and $2.5 million of customer-related charges.
(10)	In the trailing twelve months ended September 30, 2026, the Company recorded $6.2 million of impairment charges related to certain cloud-based computing arrangements.
(11)	The Company completed the Leggett & Platt acquisition on August 26, 2026 and designated this subsidiary as restricted under the 2023 Credit Agreement. For covenant compliance purposes, the Company included $330.5 million of Leggett & Platt adjusted EBITDA for the period prior to acquisition in the Company's calculation of adjusted EBITDA per credit facility for the trailing twelve months ended September 30, 2026.
(12)	In the trailing twelve months ended September 30, 2026, the Company is permitted to include $75.0 million of future cost synergies expected to be realized in connection with the Leggett & Platt acquisition for the purpose of calculating the Company's adjusted EBITDA in accordance with the 2023 Credit Agreement.
(13)	In the trailing twelve months ended September 30, 2026, the Company is permitted to include $70.0 million of future cost synergies expected to be realized in connection with the Mattress Firm acquisition for the purpose of calculating the Company's adjusted EBITDA in accordance with the 2023 Credit Agreement.
(14)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(15)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2023 Credit Agreement.